EXHIBIT 99.1

POWER OF ATTORNEY

Great-West Investors LP, a Delaware limited partnership (“Investors”), is the Special Limited Partner in Thomas H. Lee Partners, L.P., and holds and will make certain coinvestments along side Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Equity Fund V, L.P., and Thomas H. Lee Equity Fund VI, L.P. and their affiliated investment partnerships (the “Funds”), all of which are private equity funds sponsored by Thomas H. Lee Partners, L.P.

In order to facilitate the making and disposing of such coinvestments, Investors hereby constitutes, appoints and empowers Thomas H. Lee Advisors, LLC, a Delaware limited liability company, and each of its duly authorized officers, members, managers, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorney-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable in connection with such coinvestments.

Notwithstanding the foregoing, the power of attorney granted hereby shall not permit the attorney-in-fact to execute, certify, acknowledge, file, record and swear to any instruments, agreements and documents which would, except with the prior written approval of Investors given on a case-by case basis, (a) subject Investors to any restrictions, limitations or obligations with respect to such coinvestment which are different from those to which the Funds are subject, (b) not provide Investors the same rights and benefits with respect to such coinvestments as provided to the Funds, (c) subject Investors to joint and several liability with any other person, (d) place any non-competition or non-solicitation restrictions on Investors, (e) impose any obligation or restriction of any kind on any affiliate, or pooled investment vehicle managed or advised by any affiliate, of Investors, (f) purport to make any representation or warranty by Investors (other than standard organizational, authority and investment representations and warranties), or (g) limit the right of Investors to transfer securities to permitted transferees.

Investors authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as Investors might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by Investors of Thomas H. Lee Advisors, LLC and each of its duly authorized officers, members, managers, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest, and shall survive and not be affected by the dissolution, bankruptcy or incapacity of Investors. Notwithstanding the foregoing, such appointment may be revoked and this Power of Attorney shall terminate upon the delivery of written notice thereof by Investors to Thomas H. Lee Advisors, LLC.

IN WITNESS WHEREOF, this Power of Attorney has been executed as of August 3, 2007.

WITNESS		GREAT-WEST INVESTORS LP

/s/ Erin Payne		By:	Great-West Investors GP Inc., its General Partner
Name:	Erin Payne		By:	/s/ Richard Schultz
Richard Schultz
Secretary